UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2007

MIDWEST URANIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-113270

(Commission File Number)

36-4536633

(IRS Employer Identification No.)

Suite 1680 – 200 Burrard Street, Vancouver, British Columbia V6C 3L6

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0177

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2007, Bill Dynes resigned as our president and we appointed Harvey Smith as president and a director of our company in place of Bill Dynes.

Harvey Smith

Mr. Smith is an entrepreneur who has been involved in the private and public sector, having operated and participated in the creation and management of several resource/mining and technology companies.

Mr. Smith has made significant positive impact using his ability to identify and respond to various situations and recognizing the particular growth stage of the company. His strategic approach to building a business using defined goals and attaining them in a systematic manner has proven to be a successful strategy.

Having been involved in team sports his whole life and a successful coach, Mr. Smith uses his strong team approach to motivate, communicate and create an environment where all team members can excel and grow.

Mr. Smith holds a Bachelor of Commerce degree in business (B.Com - Finance major) from McGill University in Montreal, Quebec.

Family Relationships

There are no family relationships with Mr. Smith and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Smith, since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Smith, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST URANIUM CORPORATION

By: /s/ Bill Dynes

Bill Dynes

Secretary, Treasurer and Director

Date: October 18, 2007

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